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                                                                   EXHIBIT 99.1

FOR IMMEDIATE RELEASE

                  AES ANNOUNCES PRICING OF SECURITIES OFFERINGS

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ARLINGTON, VA, MAY 12, 2000 -- The AES Corporation (NYSE: AES) announced today that it had priced its offerings of Common Stock and trust convertible preferred securities ("Convertibles") on May 12, 2000.

The underwritten offering of 10,750,000 shares of Common Stock (not including the underwriters' overallotment option) was priced at $74.00 per share for expected gross proceeds of $795.5 million. The private placement of Convertibles was priced to yield 6%, with an effective conversion price of $92.50 per share. The gross proceeds to the Company from the Convertibles transaction are expected to be approximately $400 million (not including the purchasers' overallotment option).

Net proceeds to the Company of the combined offerings are expected to be approximately $1,160 million (not including the overallotment options). Closing is expected to occur on May 17, 2000.

None of the foregoing share price or conversion price information has been adjusted to give effect to the Company's pending 2-for-1 stock split.

The Convertibles have not been registered under the Securities Act of 1933, as amended, and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.